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                                                                  Exhibit 10-ppp

LETTER OF AGREEMENT                                               April 1, 1993

Ralph D. Hartung

                            PERSONAL AND CONFIDENTIAL

The MEMC International Assignment Policy ('Policy'), applies to all international assignments. This letter of agreement will record our mutual understanding of the current provisions of the Policy, as they apply specifically and individually to you in your new assignment, subject to any future modification of the Policy. This Letter of Agreement does not constitute or create an employment contract and does not replace the basic MEMC employment contract.

Your assignment in Novara, Italy begins on 1 May, 1993 and will be for an indefinite period currently expected to be of 3-5 years duration.

Your initial assignment will be as Prescient, MEMC S.p.A.

While on assignment you will be included in the personnel plans of President, MEMC, Inc. will be primarily responsible for your re-entry upon completion of your international assignment. The terms and conditions of your primary MEMC Employment Agreement will continue to apply and govern the terms of any employment agreement with MEMC, S.p.A. in Italy. You will continue to be eligible for MEMC benefit programs.

Compensation

This letter outlines the total consideration for services to be performed while on assignment (except to the extent salary increases may be granted). You will not be eligible for any benefits paid by your foreign employer. The base salary is in consideration for your services in the U.S. and abroad, but the premium and allowances are solely for services rendered in the country of assignment.

1.        Base Salary

          Your initial base salary will be at the rate of $13,467.00 per month.

          Your base pay, less deductions, will be paid on behalf of your foreign employer by MEMC in U.S. dollars into your personal bank account. You acknowledge that you have completed forms authorizing these deposits.

2.        Career Development Bonus

          You will be provided a Career Development Bonus (CDB) consisting of two lump sum payments. The first, paid immediately prior to your being transferred on your international assignment, the second, immediately after your return transfer to the U.S., or at the end of 36 months of international assignment.

          Your first lump sum award payment will be $27,000.00 and is calculated as 15% of your current U.S. base monthly salary (capped at a maximum salary of $10,000/month) times 18.

          Your second lump sum award payment will be paid at your return transfer to the U.S. or after 36 months of international assignment, and will be calculated as 15% of your new U.S. base monthly salary (capped at the then maximum salary) times the number of months at the time of your return transfer less 18 months. Continued CDB for international assignments extending beyond 36 months (original assignment or subsequent back-to-back international assignments) will be assessed at that time.

3.        Cost of Living Allowance

          The Policy provides for a cost of living allowance on the theory that this allowance makes it possible for you to live in Italy at approximately the same standard to which you have been accustomed in the U.S. It is not designed to provide any material increases in your living standard. Cost of living allowance, if applicable, will be paid to you in your monthly compensation. Cost of living payments relate directly to your services performed outside the U.S. and no cost of living allowance is paid for services performed in the U.S.

          a. The goods and services component covers differences in cost of food, clothing, transportation, telephone, household services and equipment, personal care and recreation. It is determined by applying the appropriate index calculated by MEMC's present consultant to your spendable income, which is defined as your base salary less the average amount consumed by Federal income taxes, assumed home country housing costs, savings, investments, insurance, etc. Based on tables prepared by the consultant, the goods and services component for your base salary and a family of 2 is currently determined to be $1,737.00. The index can change by new input from the consultant. This Goods and Services allowance component will be finalized the first month of your assignment based on the index applicable to that month.

          b. While on assignment, the Policy provides that you will be expected to pay a share of the shelter costs. Your share will be equal to your actual documented shelter costs based on such costs for the immediate prior 12 months ($302.00). This amount will be adjusted annually based on the movement of an approval CPI index published by the U.S. Government. MEMC will pay the balance as housing allowance provided the total shelter costs have been approved by your Manager and the Administrator.

          It is anticipated you will be able to procure housing within the limits recommended by area management.

          As defined in the Policy, shelter costs include rent, utilities (gas, electricity, water, fuel) property taxes and insurance costs paid separately by you as the tenant. Telephone charges or maintenance personnel costs are not included.

          Should the Goods and Services Allowance index become negative, a reduction in your housing allowance will be determined based upon the negative index.

          Since you probably will be on an expense account basis for a short time after your arrival in Italy, you should consult with the Director, Human Resources as to when these cost of living allowances will begin. It is understood that until a pattern is established on the cost of utilities, and estimate for this component may be necessary.

          It is your obligation to notify us immediately when there is a change in any of the factors under your control, such as material and dependency status, actual cost of rent and utilities, etc., that would have a bearing on cost of living allowances. We, of course, will make the necessary adjustments when changes occur in your base salary, local index percentage, etc. Once established, the cost of living allowance remains the same until our consultant makes changes in the index as the result of pricing surveys and/or inflationary adjustments.

4.        Income Tax Equalization

          Your Taxes will be equalized within the terms specified in the Policy. It is the intent of the Policy that your U.S. Income tax burden should remain the same as if you had not gone on foreign assignment and that no advantage or disadvantage shall accrue to you due to differences in income tax rates between the U.S. and Italy. Special consideration will be provided for the taxes from the investment of the proceeds from the sale of your house.

          Your U.S. income tax burden ("hypothetical tax") will be based on MEMC income (exclusive of premiums and allowances), plus non-MEMC income. An estimate will be made at the beginning of assignment (and each subsequent year during the fourth quarter) which will become the amount to be deducted from each paycheck for hypothetical tax. A final reconciliation of actual hypothetical tax will be completed by a tax service at tax preparation time. At that point, you will receive reimbursement from MEMC if money is due you, or you will be responsible for payment of any balance due MEMC at that time.

Tax Return Preparation

Prior to your assignment, you should have discussed your responsibilities with Ernst & Young, the tax preparation firm.

You are responsible for filing tax returns and meeting tax obligations in both the U.S. and Italy. You are responsible for providing all information necessary to complete your tax return to Ernst & Young within (90) days of the end of the taxable year to which the tax return relates. If you fail to provide this information in the designated time period, and as a result, cause a late filing of your returns, you will be liable for any penalties, fines, and interest incurred.

As a condition of your international assignment, you agree that MEMC has the right to inspect prior year tax returns as necessary, returns for years subject to income tax equalization and future years until credits are exhausted. Further, you agree to repay tax equalization due to MEMC, including "negative gross-up" when applicable. In addition, you agree to provide to the tax consultant copies of all returns as may be necessary to determine and reconcile the appropriate excess tax reimbursement and will sign a release authorizing the excess tax reimbursement calculations to be provided to MEMC.

In the event of termination of employment with MEMC, Inc. or MEMC, S.p.A., you agree to take all necessary steps to facilitate the preparation of final tax equalization. This includes filing tax returns in accordance with the U.S. and Italian tax laws on a timely basis.

Travel Grants

1.        Regular

          You & Louise, will be entitled to receive one round trip business class air fare allowance between Milan and St. Louis, Missouri during each year of your assignment.

          You will be eligible for your first travel grant six months from the start of your assignment. Subsequent travel grants are provided in each vacation year (April 1 - March 31), every twelve months thereafter. With the exception of the first and second travel grants, you should receive no more than one travel grant during each twelve
          (12) month period.

          You may use the grants any way you wish - travel to place of origin, visits by relatives to the location of assignment or vacation travel to a location other than the point of origin. Payment shall be limited to the equivalent of round trip economy air fare between the two locations. If payment is to be taken in lieu of travel to St. Louis, a relocation expense report must be submitted.

          No travel grants will be paid within six (6) months of your officially announced reassignment to the U.S., nor will you be eligible to receive payment in lieu of tickets during this period. In no case will you be permitted to carry over allowances not used during the vacation year for which they are applicable.

2.        Emergency

          Upon management approval, special circumstances may arise which will require emergency travel by you and/or members of your family between Italy and the U.S. To protect you from undue hardships because of the expense of longer travel distances, MEMC will pay the business class air fair cost between Milan and St. Louis for actual flights taken. Cash-in-lieu of travel does not apply.

Vacation

Vacation during your assignment will be governed by the MEMC vacation policy, unless laws of the country of assignment or provisions of the International Assignment Policy dictate a more favorable policy for you. Based on your credited service as of April 1, 1992, you are entitled to 5 weeks vacation per vacation year.

Retirement Plan

You will continue to be covered by the MEMC Salaried Employee Pension Plan.

Medical Benefits

You will continue to be covered under the MEMC Medical Benefit Program provided you are enrolled in the plan and making appropriate contributions. If you incur medical or hospital expenses which are covered by the plan while in Italy, you should pay the bills and send receipted bills, itemized as completely as possible, with complete explanation, translation and conversion into U.S. dollars to Janice Berg, Benefits Rep, St. Peters site. Reimbursement will either be made directly to you or be deposited into your U.S. account. You acknowledge you have previously received instructions and a supply of claim forms.

Other MEMC Benefits

During your assignment, you will continue to be covered by the MEMC Life Insurance Policy, Travel Accident Insurance Policy, Disability Leave Policy, Dental Assistance Plan, and you will also be eligible to participate in the Retirement Savings Plan.

Transfer Expenses

Personal travel, business class air fare, for you from St. Louis to Milan will be paid by MEMC.

You have elected to move part of your major household effects, including furniture and major appliances, to Italy. Packing, shipping clearance, duty, customs and insurance charges will be paid by MEMC. Shipment will usually be via surface. However, if appropriate you can ship via air freight, items immediately needed upon arrival at the location of assignment such as clothing, bedding, linens, silver and china, kitchenware, necessary books and other small personal items. In your case, this air shipment will be limited to 3,000 pounds. Where an air shipment is provided, no excess baggage costs are expected to be incurred.

The remainder of your household effects will be packed, moved, stored and insured at MEMC expense during your assignment, and also be moved to your new residence following reassignment to the U.S.

Additionally, you will be permitted to purchase furniture and appliances to supplement your requirements in Italy. An amount, approved by management at the location of assignment, will be provided for these purchases. You will be reimbursed upon presentation of evidence of expenditure, up to the amount approved by management at the location of assignment. It is understood that all items so purchased become the property of MEMC and will be disposed of at the termination of your assignment in the manner MEMC deems appropriate. Should you decide to purchase some of the furniture, it is agreed that you will be permitted to ship via surface, at MEMC expense, up to 3,000 pounds over the weight of your original air plus surface shipments. You will need to prepare a list of all items purchased, together with costs and invoices, and forward such to Don Otto. Reimbursement will be made only on items purchased within twelve
(12) months of your assignment date. It is assumed you will exercise judgment as to the quality and quantity of effects purchased, keeping in mind the length of your assignment.

MEMC will make a lump sum payment to cover miscellaneous moving expenses not specifically covered under the Employee Relocation Policy without regard to actual expenditures. In your case this payment will be $13,467.00.

Repatriation Moving Expenses

The moving expenses which are associated with your return to the United Sates after completion of your assignment will be paid by MEMC as a result of your acceptance of foreign assignment and according to your status as an employee of MEMC.

Automobile Expenses

You will not take your automobiles to your new location. To protect you against loss, through forced sale, you will be paid an allowance equal to the difference between the retail and trade-in values as recorded in the NADA, Official Used Car Guide, which is effective at the time of sale. Payment of the allowance will be made coincident with the effective date of your assignment or sale of car, if subsequent to this date, and deposited to your U.S. bank account.

You will be provided an automobile for business use while in Italy. In addition, MEMC will provide 50% of the purchase price for a family automobile. You & MEMC will share 50/50 in the proceeds from the sale of this automobile at the end of your assignment.

Medical Examination

Prior to your departure, you are required to arrange for a medical examination through the MEMC's medical facilities. Additionally, you should arrange through your family physician for a medical examination, at MEMC's expense, for you (and your family). Contact St. Peters's Medical Department which will specify the type of examination required.

All necessary inoculations for you should be arranged through the St. Peters Medical Department and through your family physician for your family members.

While in Italy, you should arrange for an annual medical examination, specified by MEMC's Medical Department, for yourself, at MEMC's expense.

Language Training

Italian language instructions will be provided for you and Louise at MEMC expense prior to your departure if such can be arranged, and following your arrival at your international assignment location.

Country of Origin House

You have elected to sell your current house prior to going on international assignment. In the sale of your house, you will be covered by the MEMC Relocation Policy.

Unless required by MEMC to remain on your assignment beyond four years, you are responsible for payment of capital gains tax, and interest, associated with the sale of the house if you should not roll over any gains into a new residence purchase prior to four years from the date of sale.

Employment Restrictions

It is understood that in accepting this assignment, you agree that you will not engage in any employment or business enterprise that would in any way conflict with your service to the interests to the Company.

Please do not hesitate to contact us if you have any questions regarding the Policy or this letter. If you are in agreement with the provision outlined above and those contained in the Policy, will you please date, sign and return the original copy of this letter to Donald C. Otto retaining a copy for your files.

Best wishes to you in your new assignment.


/s/ Robert M. Sandfort                                    03/30/93
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Robert M. Sandfort                                           Date
President & COO, MEMC, Inc.

Accepted:

/s/ Ralph D. Hartung                                      04/02/93
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Ralph D. Hartung                                             Date


/s/ Donald C. Otto                                        04/05/93
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Donald C. Otto                                               Date
Director, Employee Relations